EXHIBIT 2.1

                            STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is made and entered on the 31st day of October 2003, by and among RETINAPHARMA INTERNATIONAL INC., a Nevada corporation ("RPHI"), XTRA-GOLD RESOURCES, INC., a Florida corporation ("XG); and the PERSONS IDENTIFIED ON SCHEDULE A HERETO, representing the holders of all of the issued and outstanding capital stock of XG (each, "Shareholder" and collectively the "Shareholders").

                                    RECITALS:
                                    ---------

A. The Shareholders own all of the issued and outstanding capital stock of XG, consisting of 10,070,000 shares of common stock, $.001 par value per share (the "XG Shares").

B. RPHI desires to acquire the XG Shares from the Shareholders in exchange for a like number of shares of common stock, $.001 par value per share, of RPHI (the "RPHI Shares") to be issued to the Shareholders pro-rata to their ownership of XG.

C. The Shareholders desire to exchange their XG Shares for the RPHI Shares upon the terms and conditions set forth herein.

D. It is the intention of the parties hereto that: (i) RPHI shall acquire the XG Shares solely for the consideration set forth below (the "Exchange"); (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), and under the applicable securities laws of each jurisdiction where any of the Shareholders reside; and (iii) the Exchange shall qualify as a "tax-free" transaction within the meaning of Section 368 of the Internal Revenue Code of 1986.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

                          SECTION 1. EXCHANGE OF SHARES

         1.1 EXCHANGE OF SHARES. On the Closing Date (as hereinafter defined) the Shareholders shall tender the XG Shares to RPHI and RPHI shall issue the RPHI Shares to the Shareholders in exchange therefor.

         1.2 Delivery of XG Shares. On the Closing Date, the Shareholders will deliver to RPHI the certificates representing the XG Shares, duly endorsed for transfer (or with executed stock powers) so as to convey good and marketable title to the XG Shares to RPHI, and, simultaneously therewith, RPHI will deliver certificates evidencing the RPHI Shares to the Shareholders, registered to the Shareholders in the denominations set forth on Schedule A.

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          SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder, severally and not jointly, represents and warrants to RPHI as follows:

         2.1 INFORMATION ON SHAREHOLDER. Shareholder is an "accredited investor," as such term is defined in Regulation D promulgated by the Act, is experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable him to utilize the information made available by RPHI to evaluate the merits and risks of and to make an informed investment decision with respect to this Agreement, which represents a speculative investment. Shareholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

         2.2 INVESTMENT INTENT. Shareholder understands that the RPHI Shares have not been registered under the Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless the RPHI Shares are registered under the Securities Act or an exemption from registration is available. Shareholder represents and warrants that it is acquiring the RPHI Shares for its own account, for investment, and not with a view to the sale or distribution of the RPHI Shares except in compliance with the Act. Each certificate representing the RPHI Shares will have the following or substantially similar legend thereon:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless, in the opinion of counsel satisfactory to the Company, registration is not required under the Act or any applicable state securities laws."

         2.3 OWNERSHIP OF XG SHARES AND AUTHORIZATION OF AGREEMENT. Shareholder is the sole record and beneficial owner of the XG Shares attributed to Shareholder on Schedule A, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Shareholder to sell or transfer to any third person any of the XG Shares owned by Shareholder, or any interest therein. Shareholder has the power to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

                        SECTION 3. REPRESENTATIONS OF XG

         XG hereby represents and warrants to RPHI as follows:

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         3.1 ORGANIZATION AND GOOD STANDING. XG is a newly-formed corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. XG is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. XG does not have any subsidiaries.

         3.2 AUTHORIZATION; ENFORCEABILITY; NO BREACH. XG has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of XG enforceable against XG in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement by XG and the consummation of the transactions contemplated hereby will not:

         (a) violate any provision of the Charter or By-laws of XG;

         (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which XG is a party or by or to which it or any of its assets or properties may be bound or subject;

         (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, XG, or upon the properties or business of XG; or

         (d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of XG.

         3.3 COMPLIANCE WITH LAWS. XG has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of XG.

         3.4 LITIGATION. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving XG or any of XG's properties or rights which (a) could reasonably be expected to have a material adverse effect on XG taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

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         3.5 BROKERS OR FINDERS. No broker's or finder's fee will be payable by
XG in connection with the transaction contemplated by this Agreement, nor will any such fee be , incurred as a result of any actions by XG or the Shareholders.

         3.6 REAL ESTATE. XG neither owns real property nor is a party to any leasehold agreement.

         3.7 ASSETS. XG owns all rights, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. XG has no assets other than an option to acquire certain real property located in Switzerland, the terms and conditions of which have previously been provided to PHPI.

         3.8 LIABILITIES. XG has not suffered or incurred any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings ("Liabilities") other than previously discharged Liabilities.

         3.9 CAPITALIZATION. The authorized capital stock of XG consists of 100,000,000 shares of common stock of which 10,070,000 shares are presently issued and outstanding. Such shares are owned of record and beneficially by the Shareholders and in the amounts reflected in Schedule A. XG has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of XG. All of the XG Shares are duly authorized and validly issued, fully paid and non-assessable.

         3.10 TAXES. All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by XG for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed. Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for.

         3.11 FULL DISCLOSURE. No representation or warranty by XG in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to RPHI pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of XG.

                       SECTION 4. REPRESENTATIONS OF RPHI

         RPHI hereby represents and warrants to XG and the Shareholders as follows:

         4.1 ORGANIZATION AND GOOD STANDING. RPHI is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and is entitled to own or lease its properties and to carry on its business as and

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in the places where such properties are now owned, leased or operated and such business is now conducted. RPHI is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. RPHI does not have any subsidiaries.

         4.2 AUTHORIZATION; ENFORCEABILITY; NO BREACH. RPHI has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of RPHI enforceable against RPHI in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement by RPHI and the consummation of the transactions contemplated hereby will not:

         (a)      violate any provision of the Charter or By-Laws of RPHI;

         (b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which RPHI is a party or by or to which it or any of its assets or properties may be bound or subject;

         (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, RPHI, or upon the properties or business of RPHI; or

         (d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of RPHI.

         4.3 THE RPHI SHARES. The RPHI Shares to be issued to the Shareholders have been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre- emptive or similar rights of any person.

         4.4 FINANCIAL STATEMENTS. RPHI has delivered or will deliver to XG (a) the unaudited balance sheets of RPHI as at December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for each the two fiscal years then ended, including the notes thereto, and (b) the unaudited balance sheet of RPHI as at September 31, 2003 and the related statement of operations for the nine months then ended (collectively, the "RPHI Financial Statements"). The RPHI Financial Statements have been prepared by management in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (y) as may be otherwise indicated in such financial statements or the notes thereto, or (z) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of RPHI as of the dates thereof and the

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results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). RPHI has no reason to believe that its financial statements cannot be audited in accordance with generally accepted accounting principles and the rules and regulations of the United States Securities and Exchange Commission.

         4.5 NO MATERIAL ADVERSE CHANGES. Since the date of the RPHI financial Statements, there has been no material adverse change in the assets, operations, financial condition or prospects of RPHI, taken as a whole.

         4.6 BOOKS AND RECORDS. The financial records of RPHI and its subsidiaries accurately reflect in all material respects the information relating to the business of RPHI and the subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of RPHI.

         4.7 COMPLIANCE WITH LAWS. RPHI has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of RPHI.

         4.8 LITIGATION. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving RPHI or any of RPHI's properties or rights which (a) could reasonably be expected to have a material adverse effect on RPHI taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

         4.9 BROKERS OR FINDERS. No broker's or finder's fee will be payable by RPHI in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by RPHI.

         4.10 ASSETS; OPERATIONS. RPHI has no assets. RPHI is inactive and currently engages in no business operations.

         4.11 LIABILITIES. RPHI has not suffered or incurred any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings ("Liabilities") other than previously discharged Liabilities.

         4.12 CAPITALIZATION. The authorized capital stock of RPHI consists of 25,000,000 shares of common stock of which 2,472,817 shares are presently issued and outstanding. RPHI has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of RPHI. All of the issued and outstanding capital stock of RPHI has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws.

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         3.12 TAXES. All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by RPHI for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed. Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for.

         4.13 FULL DISCLOSURE. No representation or warranty by RPHI in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to XG pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of RPHI.

         5.1 EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waiver in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement. Consummation of this Agreement shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

         5.2 EXPENSES. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

         5.3 FURTHER ASSURANCES. The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

         5.4 CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

         (a)      at the time of disclosure was public knowledge;

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         (b)      after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

         (c) the receiving party had within its possession at the time of disclosure.

         5.5 STOCK CERTIFICATES AND CONSIDERATION. At the Closing, the Shareholders shall have delivered the certificates representing the XG Shares duly endorsed (or with executed stock powers) so as to make RPHI the sole owner thereof. At such Closing, RPHI shall issue to the Shareholders, the RPHI Shares as provided herein.

         5.6 MANAGEMENT OF XG AND RPHI. On the Closing Date, the directors and officers of RPHI shall resign and the designees of XG shall, from and after the Closing Date, be the directors and officers of RPHI.

         5.7 NO CHANGE TO CAPITALIZATION. From the date hereof and continuing to the Closing Date, neither XG nor RPHI shall issue any shares of capital stock or any securities convertible into capital stock, or enter into any agreement to do so.

                             SECTION 6. THE CLOSING

         The Closing shall take at a time and place mutually agreed upon by RPHI, XG and the Shareholders following satisfaction or waiver of all conditions precedent to Closing. At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby, including evidence of due authorization of the Agreement and the transactions contemplated hereby.

                   SECTION 7. CONDITIONS PRECEDENT TO CLOSING

         7.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF RPHI TO ISSUE THE RPHI SHARES. The obligation of RPHI to issue the RPHI Shares to the Shareholders and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

         (a) Accuracy of XG's and the Shareholder's Representations and Warranties. The representations and warranties of XG and the Shareholders will be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

         (b) Performance by XG and the Shareholders. XG and the Shareholders shall have performed all agreements and satisfied all conditions required to be performed or satisfied by them at or prior to the Closing.

         (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

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         (d) No Material Adverse Changes. There shall have been no adverse effect on the business, operations, properties, prospects or financial condition of XG that is material and adverse to XG, taken as a whole.

         (e) Miscellaneous. XG and the Shareholders shall have delivered to RPHI such other documents relating to the transactions contemplated by this Agreement as RPHI may reasonably request.

         7.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SHAREHOLDERS TO EXCHANGE THEIR XG SHARES. The obligation of the Shareholders to exchange their XG Share s for the RPHI Shares and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

         (a) Accuracy of RPHI's Representations and Warranties. The representations and warranties of RPHI will be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

         (b) Performance by RPHI. RPHI shall have performed all agreements and satisfied all conditions required to be performed or satisfied by it at or prior to the Closing.

         (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

         (d) No Material Adverse Changes. There shall have been no adverse effect on the business, operations, properties, prospects or financial condition of RPHI that is material and adverse to RPHI, taken as a whole.

         (e) Miscellaneous. RPHI shall have delivered to the Shareholders such other documents relating to the transactions contemplated by this Agreement as the Shareholders may reasonably request.

                   SECTION 8. SURVIVAL AND WARRANTIES OF RPHI

         Notwithstanding any right of XG and the Shareholders fully to investigate the affairs of RPHI, XG and the Shareholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of RPHI contained in this Agreement or in any document delivered by RPHI or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

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                       SECTION 9. SURVIVAL AND WARRANTIES
                      OF REPRESENTATIONS OF THESHAREHOLDERS

         Notwithstanding any right of RPHI fully to investigate the affairs of XG, RPHI has the right to rely fully upon the representations, warranties, covenants and agreements of XG and the Shareholders contained in this Agreement or in any document delivered to RPHI by the latter or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

         10.1 Obligation of RPHI to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 8, RPHI hereby agrees to indemnify, defend and hold harmless the Shareholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of RPHI contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

         10.2 Obligation of the Shareholders to Indemnify. Subject to the limitations on the survival of representations and warranties contained in
Section 9, the Shareholders agree to indemnify, defend and hold harmless RPHI to the extent provided for herein from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

         11.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

         11.2 Amendment. This Agreement ma be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

         11.3 ASSIGNMENT. This Agreement is not assignable except by operation of law.

         11.4 NOTICES. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

            The Shareholders: To their addresses set forth on Schedule A.

            RPHI:             Retinapharma International, Inc.
                              114 W. Magnolia Street, #446 Bellingham, WA 98225

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Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address as may be furnished in writing to the addressor.

         11.5 GOVERNING LAW; VENUE. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Broward or Palm Beach, State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

         11.6 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

         11.7 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the XG Shares and the RPHI Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

         11.8 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.9 SEVERABILITV OF PROVISIONS. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

         11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        RETINAPHARMA INTERNATIONAL, INC.

                                        By: /s/ Robert Knight
                                                Robert Knight, President


                                        XTRA-GOLD RESOURCES, INC.

                                        By: /s/ Paul Zyla
                                                Paul Zyla, President


                                        SHAREHOLDERS:

                                        /s/ Paul Zyla
                                            Paul Zyla

                                        /s/ Ted McKechnie
                                            Ted McKechnie


                                        Brokton International Ltd.

                                        By: /s/ James Pincock
                                                James Pincock, President


                                        CaribGold Minerals Inc.

                                        By: /s/ Paul Zyla
                                                Paul Zyla, President

                                   SCHEDULE A

                               SHAREHOLDERS OF XG


NAME AND ADDRESS OF                 NUMBER OF XG SHARES    NUMBER OF RPHI SHARES


Paul Zyla ..........................     5,000,000               5,000,000
428 Aspen Forest Drive
Oakville ON  L6J 6H5


Ted McKechnie ......................     5,000,000               5,000,000
446 Drake Circle
Waterloo ON  N2T 1L1


Brokton International Ltd. .........        50,000                  50,000


P.O. Box 150, Design House .........        50,000                  50,000
Providenciales, Turks & Caicos
British West Indies


CaribGold Minerals Inc. ............        20,000                  20,000
Suite 2100
67 Yonge Street
Toronto ON  M5E 1J8


TOTALS .............................    10,070,000              10,070,000


                                     - 13 -